Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Eagle Bancorp, Inc. of our report dated May 8, 2008, with respect to the consolidated financial statements of Fidelity & Trust Financial Corporation as of and for the years ended December 31, 2007 and 2006 included in Eagle Bancorp Inc.’s Current Report on Form 8-K/A, filed with the Securities and Exchange Commission on November 10, 2008. We also consent to the reference in this Registration Statement to our firm under the caption “Experts”.

/s/ DELOITTE & TOUCHE, LLP

Washington, DC
January 5, 2009